TERRITORY OF THE BRITISH VIRGIN ISLANDS
BVI BUSINESS COMPANIES ACT, 2004

CERTIFICATE OF CHANGE OF NAME
(Section 21)

The REGISTRAR OF CORPORATE AFFAIRS of the British Virgin Islands HEREBY CERTIFIES that, pursuant to the BVI Business Companies Act, 2004, all the requirements of the Act in respect of a change of name having been complied with

HLS Systems International, Ltd.

BVI COMPANY NUMBER **1009283**

which was incorporated in the British Virgin Islands under the BVI Business Companies Act, 2004, on the 6th day of February, 2006 has changed its name to

Hollysys Automation Technologies Ltd.

this 17th day of July, 2009.

REGISTRAR OF CORPORATE AFFAIRS
FSC
THE FINANCIAL SERVICES COMMISSION

for **REGISTRAR OF CORPORATE AFFAIRS**
17th day of July, 2009